Exhibit 99.1

Bain Capital Specialty Finance, Inc. Increases and Extends Its Revolving Credit Facility

BOSTON – May 22, 2024 – Bain Capital Specialty Finance, Inc. (NYSE: BCSF, the “Company”, “our” or “we”) announced today that it has increased commitments under its senior secured revolving credit facility with Sumitomo Mitsui Banking Corporation as administrative agent (the “Sumitomo Credit Facility”) to $855 million from $665 million and extended the maturity date to May 18, 2029 from December 24, 2026. The total number of lenders to the Sumitomo Credit Facility increased to 14.

There was no change in borrowing costs in connection with the amendment of the Sumitomo Credit Facility. The stated interest rate on the facility with respect to term benchmark loans denominated in Dollars is (i) SOFR, plus (ii) a 0.10% credit spread adjustment, plus (iii) depending on debt outstanding and subject to borrowing base conditions, (a) 1.875% per annum or (b) 1.75% per annum.

“We are pleased to grow the size of our credit facility by attracting new lenders to our platform and extending the maturity,” said Michael Ewald, Chief Executive Officer of BCSF. “These changes further strengthen our capital position as we seek to capitalize on investment opportunities in the current environment.”

“We appreciate the support from our bank relationships we have developed across the Bain Capital platform,” said Amit Joshi, Chief Financial Officer of BCSF. “Our financing strategy for the Company remains focused on a diversified and long-dated liability structure with a strong liquidity and funding profile.”

About Bain Capital Specialty Finance, Inc.

Bain Capital Specialty Finance, Inc. is an externally managed specialty finance company focused on lending to middle-market companies. BCSF is managed by BCSF Advisors, L.P., an SEC-registered investment adviser and a subsidiary of Bain Capital Credit, L.P. Since commencing investment operations on October 13, 2016, and through March 31, 2024, BCSF has invested approximately $7.4 billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. BCSF’s investment objective is to generate current income and, to a lesser extent, capital appreciation through direct originations of secured debt, including first lien, first lien/last out, unitranche and second lien debt, investments in strategic joint ventures, equity investments and, to a lesser extent, corporate bonds. BCSF has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Forward-Looking Statements

Certain information contained herein may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included herein may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the U.S. Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Investor Contact:

Katherine Schneider

Tel. (212) 803-9613

investors@baincapitalbdc.com

Media Contact:

Charlyn Lusk

Tel. (646) 502-3549

clusk@stantonprm.com